Prospectus Supplement                           Filed pursuant to Rule 424(b)(3)
(To Prospectus dated June 18, 1999)                   Registration No. 333-70613

                                  RMI.NET, INC.

         We have prepared this prospectus supplement to update information included in our prospectus dated June 18, 1999. Our prospectus relates to the offer and issuance of up to 4,000,000 shares of our common stock in acquisitions of other businesses. This prospectus supplement includes a brief description of our most recent acquisition.

RECENT ACQUISITION

         On June 24, 1999, we completed the acquisition by merger of CommerceGate Corporation an e-commerce software development and consulting services firm based in Seattle, Washington. We issued an aggregate amount of approximately $1.25 million of common stock to complete the acquisition, which included 43,516 registered shares.

RECENT DEVELOPMENTS

         On July 8, 1999, we received confirmation that the Secretary of State of Delaware has received and certified our amended and restated Certificate of Incorporation, thereby completing the change of our name from Rocky Mountain Internet, Inc. to RMI.NET, Inc. Our common stockholders approved the name change at the 1999 Annual Meeting of Stockholders.

             The date of this prospectus supplement is July 9, 1999.